                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE: December 13, 1999
CONTACT: Martin Katz, Media: 302-571-7288 or katz.wsfs@dol.net Mark Turner, Investor Relations: 302-571-7160 or turnerm.wsfs@dol.net


                      WSFS FINANCIAL CORPORATION ANNOUNCES
                       PUBLIC OPENING OF EVERBANK.COM(TM)

WSFS Financial Corporation (NASDAQ/NMS: WSFS), the parent company of Wilmington Savings Fund Society, FSB (WSFS, the Bank) announced that everbank.com(TM), a division of WSFS, FSB previously discussed in the press release of September 7, 1999, is open for public transactions.

Everbank.com(TM) is the result of a joint effort between WSFS and CustomerOne Financial Network, Inc. (C1FN) which have come together with a mission to redefine banking in the 21st century by offering individuals and small businesses a consistently better value and around-the-clock service on a national, branchless basis. The team assembled to build, manage and grow everbank.com(TM) has over 125 years of combined experience in banking, direct marketing, credit management, mortgage origination and branchless customer servicing.

"With everbank.com's team, combined with the customer-focused operational structure of the division, everbank.com is well positioned to become a trusted and recognized brand in the rapidly emerging sector of national Internet-only banking, "says Frank O. Trotter, President of everbank.com, a division of WSFS.

C1FN, a privately owned company headquartered in St. Louis, Missouri, provides the management, product development, marketing and operational support for everbank.com. In addition, through its wholly-owned subsidiaries, everTrade Direct Brokerage, Inc. and everTrade Advisors, Inc., C1FN provides individual and corporate brokerage and money management services.

WSFS Financial Corporation is a $1.7 billion financial services Company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, operates 24 retail banking offices in New Castle County and Dover, Delaware, as well as Chester, Delaware and Montgomery Counties in Pennsylvania. Other operating subsidiaries include WSFS Credit Corporation; Community Credit Corporation; and 838 Investment Group, Inc. For more information about WSFS, please visit our website at www.wsfsbank.com. For more information about everbank, visit the website at www.everbank.com.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, that involve risk and uncertainty. It should be noted that a variety of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties include, but are not limited to, the growth of the economy, interest rate movements, timely development of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer-based requirements, Congressional legislation, regulation and similar matters. Readers of this release are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations. WSFS Financial Corporation does not undertake and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                                      # # #